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                        STATEMENT OF JOHN F. DEPODESTA

                    My name is John F. DePodesta and I am currently Of Counsel to the law firm of Pepper, Hamilton & Scheetz in Washington, D.C., specializing in regulated industries and corporate restructurings. I have represented numerous rail carriers and public bodies in proceedings before the Interstate Commerce Commission. Prior to entering private law practice in 1979, I had served as General Counsel for Consolidated Rail Corporation (1976-
          1979) and General Counsel - Reorganization for the Trustees of Penn Central Transportation Company (1971-
          1976). I am a graduate of Harvard College and the University of Pennsylvania Law School.

                    I have been asked by the Union Pacific Railroad Company ("UP") to assess whether a proposed merger between the UP and Santa Fe railroads could be favorably considered by the Interstate Commerce Commission ("ICC" or "Commission"). In this regard, I am aware of public contentions made by Santa Fe that ICC approval of the proposed merger of Burlington Northern and Santa Fe is "likely" and that ICC approval of a proposed UP/Santa Fe merger is "unlikely." In my judgment, such predictions are ill-advised.

                    To inform the analysis, it is useful to
          summarize the statutory and regulatory standards which govern ICC consideration of rail merger proposals. Under the basic statutory standard, the ICC is required to approve a transaction if it is "consistent with the public interest." 49 U.S.C. SECTION 11344; See Union Pacific Corp. - Control - Missouri Pacific Corp. (hereinafter
          UP), 366 I.C.C. 459 (1982).

                    In determining whether a proposed consolidation is consistent with the public interest, the ICC must consider the following factors:

               (1) the effect of the proposed transaction on the adequacy of transportation to the public;

               (2) the effect on the public interest of including, or failing to include, other rail carriers in the area involved in the proposed transaction;

               (3) the total fixed charges that result from the proposed transaction;

               (4) the interest of carrier employees affected by the proposed transaction; and

               (5) whether the proposed transaction would have an adverse effect on competition among rail carriers in the affected region.

          49 U.S.C. SECTION 11344(b).

                    Under the public interest standard, the
          Commission performs a balancing test weighing "the potential benefits to applicants and the public against the potential harm to the public." 49 C.F.R. 1180.1(c). The ICC must balance any anticompetitive effects of the proposed consolidation against anticipated transportation benefits. UP, 366 I.C.C. at 485; Santa Fe Southern Pacific Corp. - Control - Southern Pacific Transp. Co. (hereinafter Santa Fe), 2 I.C.C.2d 709, 723 (1986).(1)
          The fact that a proposed merger may have anticompetitive effects is, in itself, not a barrier to approval of the transaction, provided that corrective conditions can be imposed to mitigate potential harms. Santa Fe, 2
          _______________________
          1 The Commission, however, does not sit as an antitrust court to determine compliance with antitrust laws. UP, 366 I.C.C. at 485. "The Commission's statutory obligation under the public interest standard requires that any anticompetitive effects of a consolidation be balanced against its benefits. The Commission is empowered to disapprove consolidations which would not violate the antitrust laws and to approve consolidations even if they otherwise would violate the antitrust laws." Santa Fe, 2 I.C.C.2d, 723.

          I.C.C.2d 714. Indeed, the Commission has broad authority -- which it has frequently exercised -- to impose conditions on consolidations, including those that might ameliorate potential anticompetitive effects of a consolidation. 49 U.S.C. SECTION 11344(c).

                    In UP, the Commission set out the criteria for imposing conditions to remedy anticompetitive effects. In particular, the Commission stated that it would not impose public interest conditions unless it found that the consolidation might produce effects harmful to the public interest, that the conditions to be imposed would ameliorate or eliminate the harmful effects, that the conditions would be operationally feasible, and that the conditions would produce public benefits outweighing their harm to the merger. UP, 366 I.C.C. at 562; Rail Consolidation Procedures, 363 I.C.C. 784, 792 (1981).

                    The Commission has applied these standards in merger proceedings that involved "end-to-end" as well as "parallel" configurations. The precedents inform us that "end-to-end" combinations are not assured of unconditional regulatory approval; conversely, "parallel" mergers are not treated as illegal per se. Indeed, many rail mergers approved by the ICC have involved a significant degree of parallelism. The important point is that, notwithstanding the configuration or characteristics of a particular merger proposal, the ICC is bound to weigh the public benefits and detriments, and, where potential detriments exist, impose appropriate conditions to ameliorate or eliminate the competitive harm. The ultimate determination by the ICC is made only after a full evidentiary record has been developed and all interested parties have had an opportunity to participate. Under these circumstances, it is presumptuous to predict a probable regulatory outcome before a proceeding has even commenced. Advocates of the ill-fated Santa Fe/Southern Pacific merger can attest to that observation.

                    One of course cannot predict at this time whether a contemplated UP/Santa Fe merger would meet with ultimate regulatory approval. The details of the merger have not yet been arranged; necessary studies have not been conducted; interested parties have not been heard from. It is a different matter, however, to assess whether UP could develop a credible merger proposal involving Santa Fe that would warrant ICC review under existing statutory and regulatory standards. In my judgment, UP has presented such a credible proposal.

                    I have had the opportunity to review a
          memorandum prepared by UP officials(2) describing public benefits from service improvements, savings and efficiencies that would flow from a UP/Santa Fe merger. That memorandum also identifies markets where competition could be adversely affected by the proposed merger and states UP's willingness to offer and/or accept conditions where competitive problems are demonstrated or conceded to exist. What, in my view, is significant about this memorandum is the candid -- and realistic -- approach adopted by UP. Notwithstanding substantial public benefits that may flow from a UP/Santa Fe merger -- certain of them uniquely available as a consequence of parallel characteristics -- the effect on rail competition will admittedly be material. UP acknowledges
          ______________________
          2 I understand that a copy of this memorandum has been furnished to Santa Fe.

          that adverse effects on rate and service competition will have to be resolved and is prepared to accept remedial conditions. This approach is in marked contrast to the proponents of the only rail merger proposal in recent history that was denied by the Commission -- the proposed Santa Fe/Southern Pacific merger. Denial of that proposal was, in large part, attributable to the failure of proponents to even acknowledge, let alone deal with, anti-competitive effects. In the circumstances which UP presents, the ICC's task is to determine whether appropriate conditions can be fashioned adequately to cure the competitive harm without unduly eroding the public benefits that would accrue from the proposed merger. And that task is properly and routinely performed by the ICC after the record in the merger proceeding is completed, not by opponents before an application is filed.

                    It is also important to recognize that merger proposals are not reviewed by the Commission in a vacuum. Not only is the "public interest" standard appropriately broad, but the Commission is also guided by national transportation policy. The dominant theme of that Congressional policy is to "ensure the development and continuation of a sound rail transportation system with effective competition among rail carriers and with other modes." 49 U.S.C. SECTION 10101a(4); UP, 366 I.C.C. at 484.

                    Over the last twenty years the rail industry has undergone fundamental change. The 1970's found over one-third of the industry mired in bankruptcy. Spurred by passage of the Staggers Act, the 1980's witnessed a revitalization and relative stability. Productivity improved markedly due largely to shedding surplus labor, equipment and plant that were the residual of the regulated era. However, some fundamental problems persisted. Railroads continued to lose market share, particularly to trucks, which highlights the fact that even with the productivity gains rail offered more costly and less reliable service than its competitors. The rail industry also continues to fall uncomfortably short of even earning a return equivalent to its cost of capital. These impediments exist at a time when market forces are presenting the industry with an opportunity to gain back market share. With its physical capacity strained and capital in short supply, the rail industry must devise novel solutions to improve its utilization of assets to respond to this unprecedented market challenge.

                    It is in this context that I believe the Commission would consider the proposed UP/Santa Fe merger. The proposed merger -- particularly its parallel characteristics -- presents an innovative approach to the industry's capacity and service problems. As explained in the UP memorandum, a combined UP and Santa Fe could dedicate one of its main corridors to expedited traffic and solid unit trains that are time sensitive; alternate corridors can be utilized by trains that have less need for expedition. Currently, for both railroads, both types of shipments have to be handled over the same route with resulting delays and inefficiencies to the detriment of the railroads, shippers and competition. Thus, a proposed UP/Santa Fe merger would present the Commission with a unique opportunity to assess whether the rail industry can resolve its capacity and capital shortfall problems through combination.

                    In conclusion, the nature and extent of the potential public benefits that could result from a UP/Santa Fe merger, together with UP's commitment to ameliorate anticompetitive effects, enables the UP to advance a credible merger proposal that warrants favorable consideration by the ICC.

          Date:  October 21, 1994       /s/ John F. DePodesta
                                        John F. DePodesta


                          [Letterhead of Bryan Cave]

          WALTER B. MCCORMICK, JR.
                                  Biography

                    Walter B. McCormick, Jr. is a partner with the international law firm of Bryan Cave. He has an extensive background in transportation law and policy.

                    Mr. McCormick is a former General Counsel of the U.S. Department of Transportation. In this capacity, he served as the Department's chief legal officer, and as its third ranking official after the Secretary and Deputy Secretary. He supervised a legal staff of more than 600 lawyers in nine federal agencies, including the Federal Railroad Administration, the Federal Transit Administration and the Federal Highway Administration.

                    Mr. McCormick's background also includes more than a decade of experience on the senior staff of the United States Senate. He was General Counsel of the Committee on Commerce, Science and Transportation in the 99th Congress, serving as the principal legal advisor to the Committee during Congress' privatization of Conrail. Mr. McCormick was Minority Chief Counsel and Staff Director of the Committee in the 100th, 101st and 102nd Congresses. In this capacity, he supervised program authorization and Congressional staff oversight of more than 20 federal agencies, including the U.S. Department of Transportation, the Interstate Commerce Commission and the National Transportation Safety Board. He was deeply involved in federal policy development, and supervised the drafting of many transportation laws. During his tenure with the Congress, Mr. McCormick was identified by Roll Call magazine as one of the 50 most influential staffers on Capitol Hill, out of more than 15,000 who work there.

                    Mr. McCormick holds degrees in journalism and law from the University of Missouri. He has studied economics and political science at Georgetown University and has completed the program for senior managers in government at Harvard University's John F. Kennedy School of Government. He is a member of the Transportation Law Section of the Federal Bar Association.

                    Bryan Cave is based in St. Louis, Missouri. It has more than 400 lawyers in nine U.S. cities and three foreign countries. The Washington office, where Mr.
          McCormick is resident, has 60 lawyers.


                 [Letterhead of The University of Tennessee]

          October 21, 1994

          Mr. James V. Dolan
          Vice President - Law
          Union Pacific Railroad
          1416 Dodge Street
          Omaha, NE  68179

          Re:  PROPOSED MERGER OF UNION PACIFIC AND SANTA FE

          Dear Jim:

          As you requested, this letter outlines my assessment of the likely impacts on customers of the proposed UP/Santa Fe merger. Overall, I feel there are numerous ways in which the shipping public, as well as U.S. industry in general, will gain from such a merger, and for this reason I agree that the combination of Union Pacific and Santa Fe will produce significant benefits. Based on my academic and research background as it relates to the transportation and logistics industries, and on my involvement with research projects dealing with transportation industry customers and their business needs, I feel that I am well-qualified to offer the information and opinions which follow. A more detailed statement of my professional qualifications is included as Exhibit B to this letter. You have asked for my independent assessment of these matters. As you are aware, I have never testified for Union Pacific in any ICC case, and have not been retained by Union Pacific to testify in a UP/Santa Fe merger proceeding. My only prior connection with Union Pacific is that I have performed some very limited consulting assignments for Union Pacific during the past two years.

          The U.S. railroad industry has been undergoing significant change -- future priorities will require the development of new and improved ways to create additional value for the shipping public. The U.S. rail industry of the future must strive for and achieve excellence in a number of key areas of customer needs.

          Included are the following:

                    *    Service Quality
                    *    Leveraging Information Technology
                    *    Cost
                    *    Productivity and Asset Utilization
                    *    Risk Reduction
                    *    Simplify/Strengthen Supplier Relationships
                    *    Competitive Advantage for Customers
                         through Transportation/Logistics

          Essentially, these are the principal areas in which the U.S. rail industry must excel. Superior performance will not only help the railroads to meet and exceed the requirements of their customers, but will permit these customers to be more competitive in their markets as well.

          Attached to this letter is Exhibit A which identifies how the UP/Santa Fe merger will facilitate progress in the seven areas of customer needs identified above. Based on my understanding of the proposed UP/Santa Fe merger, it is my opinion that this combination will be a significant factor in helping to meet the needs which are outlined, and to create additional value for the shipping public. The following paragraphs provide a commentary relating to the several types of customer needs identified in Exhibit A.

          SERVICE QUALITY

          The issue of greatest importance to rail customers today is improvement of service quality. The UP/Santa Fe merger will provide rail customers with consistently superior, high-quality levels of service which they need to satisfy their own customers' needs. Enhancements in single-line service and "seamless" operations will be of value to customers moving service-sensitive freight through their logistics networks. Operational improvements such as more frequent train departures will translate into improved consistency, flexibility and responsiveness to customers' needs. This will attract new customers to the rail industry and accelerate the growth of truck-rail intermodal operations.

          The magnitude of service quality improvements achievable in a merger of UP and Santa Fe are impressive. Both railroads are viewed as high-quality service providers, and the combination will further enhance overall levels of service.

          LEVERAGE INFORMATION TECHNOLOGY

          It is my opinion that there will be a direct correlation between responsiveness of the railroads to customer needs and the extent to which the individual railroads are able to manage information and information technology successfully. Currently, there are areas in which the availability of timely, accurate information is essential to meet customers' service objectives. In the future, management of information technologies in providing transportation and logistics services will distinguish superior transportation companies.

          UP and Santa Fe are among the best in the industry in terms of managing customer information resources. Among the synergistic effects of the UP/Santa Fe merger would be the opportunity to leverage the information technologies of these two firms into a world-class standard.

          COST

          The UP/Santa Fe merger will be accompanied by significant opportunities for cost reduction and greater efficiency of operations. Essentially, the merger of two lines which have parallel operations in certain areas will enable the merged system to experience operating and cost savings, and overall increased efficiency.

          The merged UP/Santa Fe system will generate significant cost efficiencies. Use of shorter routes and more consistent transit times will enable customers to experience significant reductions in terms of total logistics costs. The reduction of customer needs for pipeline and warehouse/plant inventories, for example, will represent a key area of cost savings for customers.

          PRODUCTIVITY AND ASSET UTILIZATION

          Merger of UP and Santa Fe will lead to productivity improvements and greater opportunities for improved asset utilization. Improved service quality will lead to better equipment utilization for the UP/Santa Fe, as well as for customers who own or lease equipment. These positive effects on car supply will increase productivity and reduce working capital requirements.

          Of critical importance is that the UP/Santa Fe merger will facilitate a "reengineering" of two major Western rail operations, thereby creating capacity and providing improved levels of service and equipment turnaround times for the shipping public. In effect, the UP/Santa Fe merger will increase available capacity of the U.S. rail industry.

          RISK REDUCTION

          Largely through the availability of improved levels of service, rail industry customers will be more confident that shipments will arrive when needed, and thus they will enjoy an overall reduction in the risk associated with shipping by rail. Since reduced risk translates into reduced cost, this would be an added benefit to UP/Santa Fe customers.

          SIMPLIFY/STRENGTHEN SUPPLIER RELATIONSHIPS

          One of the more prevalent trends in the transportation industry today is the move by customers to "core carrier" programs, and the development of "shipper-carrier partnerships." These are evidence that fundamental change is occurring in the way that customers are structuring their business relationships with suppliers of all types, including providers of transportation/logistics services. While each customer certainly has specific interests which need to be protected, there is general agreement that the development of meaningful relationships with a fewer number of suppliers will lead to improved service and reduced cost.

          A major benefit to customers resulting from the UP/Santa Fe merger will be single-firm accountability for a large part of, and in many cases all of, the through movement. While recent rail initiatives have been aimed at improving the "connectedness" of interline rail operations, the greater breadth of single-line service provided by a combined UP/Santa Fe operation will help greatly to achieve this objective.

          COMPETITIVE ADVANTAGE FOR CUSTOMERS THROUGH
          TRANSPORTATION/LOGISTICS

          Sometimes it is easy to forget that rail industry customers are in business to serve customers of their own, and that the availability of higher-quality, more efficient rail services result in increased business for the customers who utilize rail services.

          In addition to the fact that the UP/Santa Fe will be a significant influence on the growth of intermodal traffic, customers of the merged operation will enjoy greater access to Mexican gateways and port areas. The UP/Santa Fe merger will attract additional traffic from non-rail sources through improved and greater service offerings.

          CONCLUSION

          Although the preceding sections have identified a number of ways in which the UP/Santa Fe merger will facilitate the accomplishment of key customer needs, there are several of these ways in which the UP/Santa Fe represents a distinctly superior alternative to a Burlington Northern/Santa Fe merger. Included would be the following:

                    *    Significant improvement in service
                         reliability and asset and equipment
                         utilization as a result of using the best routes and facilities of each carrier;

                    *    Greater access by U.S. manufacturers to
                         Mexican markets through a relatively large number of key gateway points -- this will greatly help to further the objectives of NAFTA;

                    *    UP/Santa Fe will attract increased
                         intermodal volumes, and be a preferred
                         alternative for auto train movements; and

                    * The merger will enable a well-intentioned "reengineering" of the joint operations of two premier Western roads. The end result will be improved efficiency and effectiveness of rail operations in the areas served.

          Overall, the bottom line is that UP/Santa Fe and rail industry customers will become more cost and service competitive in their markets. These represent significant public benefits which would be difficult to achieve otherwise. As stated previously, I feel that there are numerous ways in which the shipping public, as well as U.S. industry in general will gain from such a merger, and for this reason I conclude that the combination of Union Pacific and Santa Fe will produce significant shipper benefits and will be in the best interest of the shipping community.

                                   Sincerely,

                                   /s/ C. John Langley Jr.

                                   C. John Langley Jr., Ph.D.
                                   John H. "Red" Dove Distinguished
                                        Professor of Logistics and

          Exhibits attached



                                 EXHIBIT A

                           CUSTOMER NEEDS IN THE
                  FUTURE (RAIL) TRANSPORTATION MARKETPLACE

           Customer Needs      How Facilitated by UP/Santa Fe Merger
___________________________________________________________________________
      Service Quality          - Single-line service to move
                                 service-sensitive freight more
                                 efficiently through customer
                                 logistics networks
                               - Faster, more consistent transit
                                 times lead to greater satisfaction
                                 of customers' customers
                               - Superior, high-quality customer
                                 service needed to succeed in
                                 today's/future
                                 transportation/logistics
                                 marketplace
                               - UP/Santa Fe more frequent train
                                 departures will increase available
                                 shipping options
                               - Shippers desire "seamless"
                                 alternatives from the rail industry
___________________________________________________________________________
      Leverage Information     - Information technology regarded as
      Technology                 the key to future rail industry
                                 operating, cost, and customer
                                 service improvements
                               - UP/Santa Fe will rationalize and
                                 improve information systems which
                                 already are superior in the
                                 industry
___________________________________________________________________________
      Cost                     - Operating and capital cost savings
                                 are significant in a merger of
                                 parallel lines such as UP/Santa Fe
                               - Improved service quality will
                                 reduce customers' needs for
                                 pipeline and warehouse/plant
                                 inventories
                               - UP/Santa Fe merger will produce
                                 overall transportation efficiencies
                                 and lead to reduced total logistics
                                 costs
___________________________________________________________________________
     Productivity and Asset   - Operating efficiencies of UP/Santa
      Utilization                Fe will increase capacity of
                                 overall rail network
                               - "Reengineering" of UP/Santa Fe rail
                                 network will produce significant
                                 operating cost and capital savings
                               - Improved service quality will
                                 permit better equipment utilization
                                 for both UP/Santa Fe and shipper-
                                 owned equipment
                               - Positive impacts on car supply will
                                 increase productivity and reduce
                                 capital needs
___________________________________________________________________________
      Risk Reduction           - Service quality improvements will
                                 enable customers to reduce overall
                                 business risk
                               - Enhanced flexibility reduces
                                 business risk for shipper customers
                               - Reduced risk translates into
                                 reduced cost
___________________________________________________________________________
      Simplify/Strengthen      - UP/Santa Fe consistent with
      Supplier Relationships     shippers' moves toward "core
                                 carrier" strategy
                               - Customers benefit from greater
                                 accountability for all or a large
                                 part of the through movement
                               - Improves overall ease of doing
                                 business through single point of
                                 contact for matters such as
                                 rate/contract negotiation, requests
                                 for car tracing, freight claims,
                                 and invoicing and billing
                               - Development of meaningful shipper-
                                 carrier partnerships facilitate
                                 service improvements and cost
                                 reductions
___________________________________________________________________________
      Competitive Advantage    - Strength of UP/Santa Fe will draw
      Through                    additional traffic to
      Transportation/            rail/intermodal service
      Logistics                - Overall threshold levels of rail
                                 industry service will rise as a
                                 result of UP/Santa Fe
                               - Additional gateways, ports, and
                                 border crossings in merged UP/Santa
                                 Fe operations will facilitate North
                                 American and global commerce
                               - UP/Santa Fe customers will become
                                 more cost and service competitive
                                 in their markets
___________________________________________________________________________


          10/21/94

                                  EXHIBIT B

                          C. JOHN LANGLEY JR., PH.D.
                             BIOGRAPHICAL SKETCH

                    C. John Langley Jr. is the John H. "Red" Dove Distinguished Professor of Logistics and Transportation, in the Department of Marketing, Logistics and Transportation at the University of Tennessee. Degrees include the B.S. (Mathematics), M.B.A. (Finance), and Ph.D. (Business Logistics and Transportation), all of which were completed at Penn State University.

                    Teaching interests include logistics systems and strategy, transportation strategies, and customer-driven marketing systems. Research interests are in logistics quality, supply chain strategies, and transportation marketing and pricing issues. Recent publications have appeared in journals such as the Journal of Business Logistics, the International Journal of Physical Distribution and Materials Management, and the Transportation Journal, and Transportation Executive Update.

                    Also, he is a co-author of two recently
          published textbooks:  The Management of Business
          Logistics, and Traffic Management: Planning, Operations, and Control. He participates as a faculty member in various executive and management programs at the University of Tennessee, Northwestern University,
          University of South Florida, Syracuse University,
          University of Miami, and Penn State University.

                    Dr. Langley served on the Executive Committee of the Council of Logistics Management from 1984-1992, and was President of the national organization for 1990-1991. Also, he is a member of the American Marketing Association and the Warehousing Education and Research Council.

                    Has been actively involved with industry as an Associate Engineer with Raytheon Corporation, and has been involved in significant consultancies and/or executive development with a number of major U.S. corporations. Current research projects are related to logistics quality, network design, and transportation strategy and economics. Recently returned from logistics and transportation-related visits to Japan, China, Europe, Middle East, and Africa.

                    Dr. Langley was recently selected as a Faculty Scholar of the University of Tennessee College of Business Administration, and in 1989 was honored as Outstanding Alumnus of the Penn State Business Logistics program. In 1993 he was the recipient of the Council of Logistics Management's Distinguished Service Award.



                       STATEMENT OF ROBERT N. KHARASCH

          Professional Qualifications and Experience.

               My name is Robert N. Kharasch; my address is P.O. Box 1375, Anguilla, B.W.I. From July, 1951 through December, 1992, I practiced law in Washington, D.C., specializing in transportation law and international transactions. I was a founder of the Washington Law Firm of Galland, Kharasch, Morse & Garfinkle, P.C., located at 1054 31st Street, N.W., and was its Senior Partner for a number of years. I have appeared before the United States Supreme Court, the Federal Courts of Appeal and District Courts, the Interstate Commerce Commission, the Federal Maritime Commission, the Department of Transportation and the former C.A.B., and many State courts, representing carriers by all modes, including railroads, steamship lines, airlines, freight forwarders, NVOs, as well as major shippers by rail, truck, sea, and air. I was appointed coordinating counsel for the opponents of the proposed Santa Fe - Southern Pacific rail merger, and appeared in that case for the MKT. I also represented MKT in the proceedings in which it was acquired by the UP. I hold degrees of Ph.D. and B.S. from the University of Chicago, and the degree of J.D. from the University of Chicago Law School.

          Neither I nor Galland, Kharasch, Morse & Garfinkle, P.C. is representing Union Pacific Corporation or the Union Pacific Railroad Company [UP] or any other party with respect to the proposed UP-Santa Fe merger, nor have the firm or I ever represented UP.

          Purpose of this Statement.

               Counsel for the UP have requested me to give my opinion on the likelihood of an Interstate Commerce Commission [ICC] approval of a merger between UP and the Santa Fe Pacific Corporation [SF, or the Santa Fe], as proposed in a letter of October 5, 1994 from Drew Lewis of the UP to Robert D. Krebs of the Santa Fe. Also, I understand that UP has asked similar opinions from former Commissioner Malcolm Sterrett and from John F. DePodesta, Esq. Such opinions at this stage of the matter must, of course, rest on a number of assumptions, all of which remain to be tested against the evidence to be produced by the proponents and the opponents in formal ICC proceedings.

          Assumptions for the purposes of this Statement.

               The assumptions made for the purposes of this statement are as follows:

               (1) UP has supplied me with a copy of a fourteen-page "Memorandum" dated October 17, 1994 signed by John H. Rebensdorf of the Strategic Planning Department of the UP. For present purposes, I have assumed that the statements of Mr. Rebensdorf as to service improvements, savings and efficiencies flowing from a UP-SF merger will be supported by the evidence in a hearing on the UP-SF merger. For reasons stated below, it is highly probable that a UP-SF merger will produce major savings and service improvements.

               (2) In addition, I have assumed that the UP, as it states, will agree to conditions that preserve or enhance active and effective rail competition in all rail markets where there would otherwise be a significant reduction in rail competition as a result of a UP-SF merger. This is a highly important, and indeed critical assumption, for reasons discussed below.

               (3) Finally, I have assumed that the ICC will give weight, among other benefits of a UP-SF merger, to two public interest factors that have recently become of greater national significance, and to one private-interest factor. The first public interest factor is the stimulation of international trade with Mexico, now a part of national policy as a result of the adoption of NAFTA. The second public factor is the growing national need to stimulate exports, including agricultural exports. The private interest factor is the payment of fair value to the present stockholders of Santa Fe.

          Legal and Regulatory Background.

               The proponents of a merger of parallel railroads bear a very considerable burden of proof, since by law and regulation a major emphasis in the ICC's balancing test is on preserving, not curtailing, competition. In one sense, this regulatory burden is somewhat paradoxical, since, while both parallel and end-to-end mergers can promise improved single-line service, there are efficiencies of service and savings that are only available in mergers of parallel lines. Thus, the job of the Applicants for a parallel merger is not just to demonstrate the possible transportation benefits flowing from the merger. This is the easier part of the task, for there should indeed be efficiencies in service, and overhead and operational savings. Because the Applicants in a parallel merger can select the shortest and most suitable lines for their new single line services, it is to be expected that mileage, service, and speed improvements will result. Here, the Rebensdorf statement lists the UP service improvements flowing from the optimal use of UP and SF facilities.

          Repairing Any Significant Loss of Competition.

               The more difficult job for the Applicants in a parallel merger case is to assure the Commission and the shipping public that they have taken steps to repair any significant loss of rail competition caused by the merger. This task is, I believe, absolutely essential to success of a parallel merger, both as a matter of economic theory and of ICC doctrine and precedent.

               The failed Santa Fe-Southern Pacific merger case [the SFSP Merger] offers an instructive example. In this case, the two proponents took some startling positions. First, they asserted that intermodal competition was so great that rail-to-rail competition was no longer of public importance. Second, the top management of Santa Fe determined at the outset that, as a matter of policy, the Santa Fe would not agree to any competition-restoring conditions. Although the opponents sought to initiate negotiations for a group of conditions that would permit Applicants and opponents to make a joint recommendation to the Commission, these efforts were rejected by the then top management at the Santa Fe. Finally, in support of their hard-line position, the SF and SP presented a case that was neither internally consistent nor based on real-world competitive conditions. The Applicants' exhibits and methodology designed to prove that rail competition is of no importance simply did not hold water. As a result, the ICC rejected the merger, despite staff recommendations to the contrary.

               A UP-SF merger, of course, would not have the effect of creating only one carrier in any major corridor.
          While there would be effects on rail competition, the UP, according to Mr. Rebensdorf's statement, stands ready to "...grant conditions that will address all legitimate competitive issues and actually heighten competition...."
          This is a refreshing difference from the SF-SP position. While there are complex negotiations involved in designing and agreeing on conditions, the process must begin with a recognition by the Applicants that when a merger has serious anti-competitive effects, the damage must be repaired by providing replacement competition. The Santa Fe refused to do this in the SF-SP case, but the UP appears ready to do so in a UP-SF merger. This is a critical difference.

               The conditions creating replacement competition must be such that the railroads that will provide competition can actually compete successfully. Such conditions must include the ability to reach the shippers and the ability to reach the receivers, the ability to operate competitively direct routes, and the ability to operate competitively fast and regular service.

               Major shippers dependent on rail service (such as those in the paper industry) have expended much effort in locating their plants where they can obtain competitive rail services, and I have participated in some of the lengthy negotiations to assure long-term rail service to new plants. In any rail merger case, such shippers will ask the Commission to protect their competitive access to more than one railroad, and their pleas will have merit. With the advent of Contract Rates, and the demise of the old industry-set conference rates, competitive access is more important than ever to shippers of large quantities of heavy cargo. The UP, if it permits effective competitive access in those corridors where there will be a significant reduction of competition, has a good chance of obtaining shipper support for a merger that promises better service. A merger that provides better service and maintains rail competition is a net plus for shippers. A merger that promises better service, but does not maintain competition, like the SF-SP merger, can be seen by shippers as no net benefit.

               Many writers, and many ICC Commissioners, have recognized that the hundred or hundred-and-fifty year-old rail map is by no means the ideally efficient map for today's traffic flows, nor is the present trackage ownership by individual railroads ideal. These same writers and Commissioners have recognized that the process of ICC approval or disapproval of such rail mergers as are brought to the Commission is not a process well-suited for the design of an optimum rail network.

               Yet, in a curious way, a parallel rail merger accompanied by realistic new competitive opportunities may go a long way toward optimizing rail service and efficiencies, for two reasons. First, the parallel merger automatically provides opportunities for the merged railroad to provide the best routes and the best service from the merged network. Second, if rail competition is preserved by conditions, there may be opportunities for the services created by competition to provide still more benefits to shippers, by offering new routings and new one-carrier services that did not exist before the merger.

               To be quite clear on this point, suppose Railroad A and Railroad B merge, and the merged AB offers conditions allowing Railroad X to offer new direct services over a route involving trackage of (former) A, and (former) B lines. These new A-B-X routings may offer speed, mileage, and other new shipper benefits and public benefits that should be counted in the balance in addition to the A-B merger benefits.

               Because of this double opportunity to provide better rail service, I believe the Commission would be receptive to a UP-SF merger that promises not only better service over the UP and SF lines, but also better service over newly created competitive routings. With such a willingness on the part of UP, the merger application stands a good chance of Commission approval. Without such careful attention to competitive impacts and shippers' needs for competition, any parallel merger risks the fate of the SF-SP merger.

          Other Potential Public Benefits.

               Without the full traffic data, one can only speculate on the potential benefits of a UP-SF merger on traffic to and from Mexico. In the SF-SP case it did appear that the SF access to Mexico at El Paso is not the ideal for most traffic. Judging from preliminary enthusiastic reports on the burgeoning Mexican economy, and the national policy embodied in NAFTA, improved service to Mexico could be a substantial public benefit.

               Similarly, the general growth of World trade, and the increasing importance of U.S. exports, including agricultural exports, argues for the public importance of improving rail services for export commodities. Again, there is every reason to believe that the Commission will be sensitive to these benefits.

          Stockholder Benefits.

               There is a striking feature in the Lewis-Krebs exchange of letters dated October 5, 6, and 11, 1994. What is striking is the absence of any discussion by Mr. Krebs of the possible rewards to stockholders of Santa Fe in at least considering the UP offer. The abrupt Krebs reply of October 6 does not appear on its face to be an attempt to maximize shareholder values. Again, this is not an issue to be prejudged, but it does appear that the UP offer may be more rewarding to SF stockholders. Thus, in my view, there was no basis for the Santa Fe to dismiss the UP offer out of hand. Stockholders' representatives are quite proper parties to an ICC merger proceeding, and are entitled to be heard.

          Conclusion.

               It is surely early times to attempt to prophesy whether the ICC will approve a UP-SF merger proposal. It is not too early, though, to say that the UP proposal is not the same as the failed SF-SP proposal, in that the UP recognizes, and promises to correct, losses of competitive services. If conditions adequate to preserve rail competition are granted, then there may be dual benefits from a merger: the parallel merger benefits, and the benefits from the newly-created competitive services. In this way, the public benefits of a UP-SF merger would merit Commission approval.

               In my opinion, the UP proposal has good prospects of success.

                    /s/ Robert N. Kharasch

                    Robert N. Kharasch

                                        Friday, 21 October, 1994



                    My name is Malcolm M. B. Sterrett and I am an attorney with extensive experience in rail transportation matters in both private practice and in the public sector, including a term as a Commissioner at the Interstate Commerce Commission. While at the ICC during the 1980's, I considered and voted on several rail merger proposals, most notably the successful application of the Union Pacific/Western Pacific/Missouri Pacific and the application of Santa Fe/Southern Pacific, which was denied. I have been asked by the Union Pacific Corporation to examine materials relating to its offer to acquire the Santa Fe and, based on my experience, to provide an assessment of the proposal from a regulatory perspective. I have concluded that the Union Pacific can indeed make a strong case for approval by the ICC and that it is simply wrong at this point to dismiss the proposal out of hand on the ground that it is substantially less likely to receive ultimate ICC approval than the proposal of the Burlington Northern.

                    In reaching this conclusion, I have reviewed a memorandum prepared by the Union Pacific analyzing the case that the UP is prepared to present to the ICC in support of its application as well as materials relating to the Burlington Northern proposal and ICC merger decisions. I wish to emphasize that the ultimate decision on either the Union Pacific or the Burlington Northern merger application will be made by the Commission only after a full evidentiary record has been developed with input from numerous affected parties and that at this point it is not possible for anyone to know which parties will actively appear, exactly what positions they will adopt, or what evidence will be addressed.

                    In considering any merger proposal, the ICC must approve the application if it finds that the transaction is consistent with the public interest. This public interest standard requires the Commission to consider whether on balance the transaction would produce public transportation benefits that outweigh any anti-competitive effects, principally with respect to rail competition, that would result from the proposed transaction. In authorizing a merger, the Commission is empowered to impose appropriate conditions to ameliorate or eliminate any anti-competitive effects of the transaction. The imposition of such conditions has permitted the ICC to approve various rail mergers that otherwise would have materially reduced competition in key geographic areas.

                    The memorandum outlining the case that the Union Pacific is prepared to advance at the ICC sets forth very substantial public benefits that would result from the proposed Union Pacific/Santa Fe merger. These benefits include new single-line service between a number of key markets, substantial service improvements in several important areas, including the intermodal, automotive, chemical and energy markets, and significant operating efficiencies that result in more effective utilization of existing facilities and increased capacity. These benefits compare favorably with benefits resulting from other mergers approved by the ICC.

                    The Commission will have to weigh the balance of these benefits with any anti-competitive effects that have been demonstrated in the evidentiary record. Union Pacific clearly recognizes that the UP and Santa Fe systems are parallel in certain geographic areas such as between California and the Midwest and in the corridor linking Midwest grain producers with Gulf Coast ports and these parallel aspects may well have substantial anti-competitive impacts.

                    In my view, the key to the success of the Union Pacific's case at the ICC will be the ability to fashion conditions to respond to whatever legitimate competitive concerns are proven to be inherent in the proposed merger. While those concerns may prove to be more, or less, extensive than what has been identified in the UP memorandum, there is no reason to believe that such concerns cannot be met by the imposition of appropriate conditions. The Union Pacific has preliminarily identified in its memorandum examples of conditions which it would accept to meet potential competitive issues. It is not necessary for the specifics of such pro-competitive conditions to be agreed to at this stage.
          The record has not been developed as to what competitive issues should be addressed and, most importantly, there has not been an opportunity for shippers, who have the most at stake with regard to these issues, to have an input as to how best to resolve competitive concerns.

                    The most recent merger of comparable size
          (Santa Fe/Southern Pacific) was turned down by the ICC in 1986. Since there were similar competitive concerns(1) with that proposal as will undoubtedly be raised with the UP's proposal to acquire the Santa Fe, I believe it is important to note that there is a critical distinction between the two proposals. Most observers, including
          ____________________
          1 The SFSP proposal involved the reduction of the number of railroads from two to one in a major corridor, while the UP proposal involves no similar reduction in any major corridor.

          myself, believe that the SFSP application was "winnable" at the Commission if the applicants at the outset had acknowledged that their proposal had certain anti-competitive aspects and had been willing to work with affected parties and the Commission to fashion conditions to mitigate those aspects. Faced with applicants' all or nothing posture and lacking a record sufficient to provide confidence in the consequences and practicality of possible pro-competitive solutions, the Commission denied the application. While the applicants in that proceeding subsequently negotiated numerous conditions with other railroads and sought reconsideration by the Commission, the ICC was, as a matter of policy, essentially unwilling to give applicants two bites of the apple. In marked contrast to the unsuccessful litigation strategy employed in the Santa Fe/Southern Pacific proceeding, the Union Pacific is proposing to recognize and address the competition issues that proved to be the stumbling block for regulatory approval of the SFSP merger.

                    While it is clearly premature to predict the ICC's ultimate judgment regarding a Union Pacific/Santa Fe merger application, in my opinion the Union Pacific has outlined a strong and credible case for approval. There certainly is no reason to believe at this juncture that such an application would meet the same fate as the Santa Fe/Southern Pacific proposal.

          /s/ Malcolm M. B. Sterrett
          Malcolm M. B. Sterrett
          October 21, 1994



                          [Letterhead of Bryan Cave]

                                        October 21, 1994

          James V. Dolan
          Vice President-Law
          Union Pacific Railroad
          1416 Dodge Street
          Omaha, NE  68179

                         Re:  Union Pacific's Proposed Acquisition
                              of Santa Fe

          Dear Jim:

                    You have asked for our assessment of the likely position DOT would take concerning Union Pacific Corporation's recently proposed acquisition of Santa Fe Pacific Corporation. In particular, you asked whether the public statements of Burlington Northern, Inc. ("BN") and Santa Fe officials that a Union Pacific/Santa Fe combination is unlikely to be approved because of competitive concerns are supported by the positions DOT has previously taken concerning mergers in the railroad industry.

                    At this stage, our assessment is necessarily preliminary. DOT typically does not take a position on a railroad merger until a full factual record is developed before the Interstate Commerce Commission ("ICC"), which, of course, is yet to be done. Our assessment, therefore, is based principally on the information Union Pacific has provided us regarding the competitive issues that its proposed acquisition might raise and our review of DOT's past positions.(1) Because of the limited nature of the factual record available now, it is not possible to identify, or to assess fully, all possible competitive questions the proposed acquisition might raise.

                    Based on the information available to us and our review of DOT's past positions, however, we believe it would be unlikely that DOT would oppose Union Pacific's proposed acquisition of Santa Fe. Although the proposed acquisition appears to raise certain competitive issues, we understand that Union Pacific intends to propose conditions that will ameliorate those competitive concerns which DOT or others reasonably might have. In addition, Union Pacific has identified substantial public benefits which will result from the proposed acquisition. It appears these public benefits should outweigh any legitimate competitive concerns which remain.

          1 In this regard, DOT most recently took a position on a major railroad merger in Union Pacific Corporation
               - Control - Missouri-Kansas-Texas Railroad Co.,
               Finance Docket No. 30800 (1988).

                                  DISCUSSION

                    Since passage of the Staggers Act in 1980, there have been nine proceedings before the ICC dealing with mergers or acquisitions of Class I railroads reviewed under the "public interest" standard. DOT participated in all but one of these proceedings. In that time, the Department of Transportation has never opposed a merger application, although in at least four cases it urged that conditions be imposed -- or negotiated -- to ameliorate potential anticompetitive effects. Only one application -- that of Santa Fe Southern Pacific in 1986 -- has been denied by the ICC in the last 14 years.(2)

                    In Union Pacific's application to acquire control of Katy -- the most recent proceeding involving a merger of Class I railroads -- and in all the other applications in which the DOT has participated since 1980, it has consistently taken the position that it "believes that a transaction that offers public benefits should be approved by the Commission if it would not significantly reduce the level of competition or, alternatively, if workable conditions can be imposed to ameliorate the identified anticompetitive effects without destroying the potential benefits as well."(3) Thus, for the DOT, a "critical" factor in these proceedings "is the effect of the proposed transaction on competition, as reflected in the ability of shippers to continue to receive competitive rates and services."(4)

          2 In general, it appears to us that Union Pacific's proposed acquisition raises fewer and less problematic competitive questions than the Santa Fe Southern Pacific application.

          3 See, e.g., DOT brief in Union Pacific Corporation - Control - Missouri-Kansas-Texas Railroad Co.,
               Finance Docket No. 30800 (1988).

          4    Id.


                    In analyzing the competitive effects of a proposed merger, DOT first identifies the relevant geographic and product or service markets which will be affected. It then examines in detail what anticompetitive effects the merger might have in any of these relevant markets. Finally, DOT seeks to determine whether, and what, conditions will ameliorate the perceived anticompetitive effects.

                    In making its analysis, DOT focuses on traffic corridors in which the proposed transaction will reduce available options to shippers to choose among competing railroads because of the elimination of competing parallel rail lines. Probably the principal competitive objections to the proposed Union Pacific/Santa Fe merger will center on the parallel nature of Union Pacific and Santa Fe rail lines in the Midwest North-South Corridor and in the Chicago/Midwest to California Corridor. In this regard, DOT has regarded as potentially troubling aspects of rail consolidations in those corridors in which the number of rail competitors is reduced from three to two, or from two to one.

                    The parallel aspects of the proposed
          transaction in the Midwest North-South corridor probably will not cause DOT to have substantial concerns. Both DOT and the ICC in the UP/MKT proceeding found that significant competition exists in this corridor from numerous railroads, such as BN, Southern Pacific, CP Rail/Soo Line, and Kansas City Southern, and from stiff trucking competition. This significant competition will still exist after the proposed Union Pacific/Santa Fe merger. In this corridor the number of rail competitors will not be reduced from three to two or from two to one.

                    Further, we understand that Union Pacific intends to propose conditions to ameliorate anticompetitive effects which arguably might occur in this corridor. Specifically, it intends to offer to sell or to lease its OKT line, or to accept some other appropriate condition, in order to endure strong rail competition for shipments of Kansas and Oklahoma grain. Because of the number of remaining railroads in this corridor and the conditions Union Pacific intends to propose, DOT is unlikely to oppose a Union Pacific/Santa Fe consolidation based on the parallel aspects of the Midwest North-South Corridor.(5)

          5 It should be noted that the proposed BN/Santa Fe merger would face the same parallelism problem in the Midwest North-South Corridor.

                    The parallel nature of Union Pacific and Santa Fe rail lines in the Chicago to California Corridor may be more problematic for DOT. Rail competitors would be reduced from three to two. Union Pacific's argument that the remaining two railroads -- the Union Pacific and the Southern Pacific -- would be even more competitive than the existing structure may be sufficient to ease DOT's concerns about competition in this corridor. But, it is our understanding that Union Pacific intends to address these concerns either by providing trackage rights into California to BN, or by granting rights to Southern Pacific that will significantly strengthen its California-Midwest routes. In the past, DOT has been receptive to these types of proposals. These proposed conditions might well eliminate any competitive concerns DOT would have regarding this corridor, or ameliorate them sufficiently so they are outweighed by the public benefits of the combination.

                    The proposed Union Pacific/Santa Fe merger would also reduce some other, smaller locations from three to two or two to one serving railroads. Some of these situations might draw objections from other railroads and shippers, and would thus have to be at least considered by DOT. These competitive concerns, however, do not appear sufficiently significant to warrant a DOT recommendation of disapproval of the proposed transaction. Any concerns should be eased by Union Pacific's proposal to put another railroad at each of these two to one points, and to sell or lease the OKT line where some of the three to two points are located.

                    In the event any competitive concerns are not fully ameliorated by Union Pacific's proposed conditions, DOT still will weigh, under the "public interest" standard, the public benefits of the proposed acquisitions against these remaining concerns. Union Pacific has already identified a lengthy list of potential public benefits from its proposed acquisition of Santa Fe including significant service benefits, increased capacity over existing lines, cost savings and efficiencies. Since Union Pacific has not yet had access to Santa Fe information, all of the public benefits probably have not yet been identified or fully quantified. Regardless, it appears that these benefits could be quite substantial.

                    DOT may be particularly receptive to the specific public benefits identified by the Union Pacific because they further some of the principal goals of the Clinton Administration's transportation policy.

                    In January 1994, Transportation Secretary
          Federico Pe a established a strategic plan for DOT which has as its primary goal to "Tie America Together" through an effective intermodal transportation system.(6) This effort is to address what was described by the Department as "fragmented transportation options" available to shippers and the inability to move products easily from one form of transportation to another.(7) In June 1994, Secretary Pe a set forth the DOT's framework for developing a National Transportation System that "emphasizes connections, choices and coordination of
          ____________________
          6    U.S. Department of Transportation Strategic Plan,
               January 1994.

          7    Id.

          services."(8)  Indeed, DOT's Framework for Strategic
          Transportation Development says that:

               "America's need for a well maintained,
               uncongested, seamless transportation system that serves the present and opens the future, requires that we make a bold step and shift from nurturing individual transportation needs and fragmented projects to enhancing the effectiveness of the Nation's transportation system as a whole."(9)

                    The creation of new single-line routes, the improved transit times, the reduction in intermediate switching, the more effective utilization of congested rail infrastructure, the coordinated use of technologies and information systems, and the resulting impact on safety and emissions which Union Pacific says will flow from a merger between it and the Santa Fe are precisely the type of objectives which DOT seems to be interested in furthering.

                    Finding new ways to increase capacity of
          existing transportation infrastructure is a key goal of DOT not only in its National Transportation System initiative, but also through its Intelligent Vehicle
          Highway System Program.   For Fiscal Year 1995, DOT has
          received funding of $227.5 million to pursue technologies and programs which will enhance the capacity, efficiency and safety of the highway system, and enhance efforts to attain air quality goals, in ways other than the addition of new physical highway capacity. By increasing railroad shipping capacity, Union Pacific's proposed acquisition of Santa Fe could be considered to advance the goals of this massive program -- at no cost to the federal taxpayer.

                                  CONCLUSION

                    Based on the foregoing, we believe that DOT is unlikely to oppose, and may well support, Union Pacific's proposed acquisition of Santa Fe with conditions along the lines Union Pacific intends to propose. In our view, statements suggesting that federal regulatory approval is unlikely are plainly premature and are not soundly based.

                                   Sincerely yours,



                                   /s/ Walter B. McCormick, Jr.

                                   Walter B. McCormick, Jr.
          ______________________
          8 The National Transportation System; A Framework For Strategic Transportation Development, U.S.
               Department of Transportation, June 1994, pg. 3.

          9    Id., at pg. 3.



             STATEMENT OF PANEL OF ICC AND TRANSPORTATION EXPERTS

                    The undersigned were retained by Union Pacific Corporation to review Interstate Commerce Commission and transportation issues relating to a possible combination of Union Pacific and Santa Fe Pacific Corporation.

                    We have reviewed a memorandum, dated October
          17, 1994, prepared by Mr. John H. Rebensdorf of Union Pacific Railroad Company. Such memorandum summarizes the key elements of the factual case that Union Pacific would expect to make to the ICC for approval of a combination with Santa Fe.

                    The memorandum describes the substantial rail service improvements and other benefits that Union Pacific believes would result from a Union Pacific/Santa Fe combination. The benefits include those in three major areas: new single-line service, other significant service benefits, and cost savings and efficiencies. The memorandum also discusses the possible conditions, such as right of other railroads to provide competitive services over the consolidated system's lines and the sale or lease of lines to other railroads, that Union Pacific would be prepared to grant to other railroads in order to address competitive issues relating to a combination with Santa Fe.

                    Based on our review of this report, including the benefits and competition-preserving conditions described therein, discussions among members of the panel and our own analysis and experience in this area, we conclude the following:

                    Messrs. DePodesta, Kharasch and Sterrett, ICC experts:

                    * Union Pacific has outlined a strong case for ICC approval of a combination with Santa Fe that warrants favorable consideration by the ICC.

                    * A Union Pacific/Santa Fe combination should have good prospects of obtaining ICC approval.

                    Mr. McCormick, transportation expert:

                    *  The Department is unlikely to oppose, and
                       may well support, a Union Pacific/Santa Fe
                       combination.
________________________________________________________________________

          The participants in this solicitation include Union Pacific Corporation ("Union Pacific") and the following directors and executive officers of Union Pacific:
          Robert P. Bauman (Director), Charles E. Billingsley (Vice President, Controller), Richard B. Cheney (Director), E. Virgil Conway (Director), Richard K. Davidson (Director, President), John E. Dowling (Vice President - Corporate Development), Spencer F. Eccles (Director), Ursula F. Fairbairn (Senior Vice President - Human Resources), Elbridge T. Gerry, Jr. (Director), William H. Gray, III (Director), John B. Gremillion, Jr. (Vice President - Taxes), Judith Richards Hope (Director), Lawrence M. Jones (Director), Drew Lewis (Director, Chairman and Chief Executive Officer), Richard J. Mahoney (Director), Claudine B. Malone (Director), L. White Matthews, III (Director, Executive Vice President - Finance), Mary E. McAuliffe (Vice President - External Relations), Jack L. Messman (Director), John R. Meyer (Director), Thomas A. Reynolds, Jr. (Director), James D. Robinson, III (Director), Robert W. Roth (Director), Gary F. Schuster (Vice President - Corporate Relations), Richard D. Simmons (Director), Gary M. Stuart (Vice President and Treasurer), Judy L. Swantak (Vice President and Corporate Secretary), Carl W. von Bernuth (Senior Vice President and General Counsel). Union Pacific is the beneficial holder of 200 shares of the common stock of Santa Fe Pacific Corporation ("Santa Fe") purchased on October 6, 1994. 100 of such shares were purchased for $14 per share in an open market transaction entered into on the over-the-counter market and 100 of such shares were purchased for $13-1/2 per share in an open market transaction executed on the NYSE. No directors or executive officers of Union Pacific own any shares of Santa Fe common stock.
          Certain employees of Union Pacific may be participants:
          Mary S. Jones (Assistant Treasurer of Union Pacific), Gary W. Grosz (Manager - Investor Relations of Union Pacific), John J. Koraleski (Executive Vice President, Finance and Information Technologies of Union Pacific Railroad Company), James A. Shattuck (Executive Vice President, Marketing and Sales of Union Pacific Railroad Company), Arthur L. Shoener (Executive Vice President, Operations of Union Pacific Railroad Company), James V. Dolan (Vice President, Law of Union Pacific Railroad Company), Michael F. Kelly (Vice President, Marketing - Services of Union Pacific Railroad Company), John H. Rebensdorf (Vice President, Strategic Planning of Union Pacific Railroad Company). The aforementioned employees of Union Pacific own in the aggregate less than 1% of the outstanding shares of Santa Fe common stock.
          Certain other representatives of Union Pacific who may be participants:
          Richard H. Bott (Managing Director at CSFirst Boston Corporation), David A. DeNunzio (Managing Director at CSFirst Boston Corporation), Gerald M. Lodge (Managing Director at CSFirst Boston Corporation), Stephen C. Month (Director at CSFirst Boston Corporation), Scott R. White (Associate at CSFirst Boston Corporation), Samuel H. Schwartz (Associate at CSFirst Boston Corporation), Caroline P. Sykes (Analyst at CSFirst Boston Corporation). None of the aforementioned employees of CSFirst Boston Corporation own any shares of Santa Fe common stock. In the normal course of its business, CSFirst Boston may trade the debt and equity securities of Santa Fe for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of October 26, 1994, CSFirst Boston Corporation held a net short position of less than 1% of the outstanding shares of Santa Fe common stock.